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                       SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, DC

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940



                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.       Name:             TIAA-CREF Life Funds

B.       Address of Principal Business Office (No. & Street, City, State, Zip
         Code):

                           730 Third Avenue
                           New York, New York 10017

C.       Telephone Number (including area code):

                           (212) 490-9000

D.       Name and address of agent for service of process:

                           Peter C. Clapman, Esq.
                           TIAA-CREF Life Funds
                           730 Third Avenue
                           New York, New York 10017

         Copy to:

                           Steven B. Boehm, Esq.
                           Sutherland, Asbill & Brennan LLP
                           1275 Pennsylvania Avenue, N.W.
                           Washington, D.C.  20004-2404
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E.       Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           Yes  /X/                  No  / /

                  Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed in the City of New York, and State of New York this 18th day of August, 1998.

(SEAL)                                      Signature:  TIAA-CREF Life Funds
                                                       ------------------------
                                                        (Name of Registrant)

ATTEST:
                                                   By:  /s/ Peter C. Clapman
                                                       ------------------------
/s/ Lisa Snow                                           Peter C. Clapman
------------------------                                President
Lisa Snow
Secretary